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                                                                    Exhibit 99.1


December 16, 1998
FOR IMMEDIATE RELEASE                                               87/98

CHITTENDEN CORPORATION TO ACQUIRE VERMONT FINANCIAL SERVICES CORP. IN A COMMON
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STOCK TRANSACTION VALUED AT $454 MILLION
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Burlington, VT - Chittenden Corporation (NYSE: CHZ) and Vermont Financial
Services Corp. (NASDAQ: VFSC) jointly announced today that they have signed a definitive merger agreement whereby Chittenden would acquire Vermont Financial in a stock-for-stock merger valued at approximately $454 million. Vermont Financial is the parent company of Vermont National Bank, headquartered in Brattleboro, Vermont and United Bank, headquartered in Greenfield, Massachusetts.

Under the terms of the agreement, each share of Vermont Financial common stock will be converted into Chittenden common stock at a fixed exchange ratio of 1.07 shares of Chittenden common stock for each share of Vermont Financial common stock. Approximately 14 million shares of Chittenden common stock will be issued in the transaction, which will be a tax-free reorganization and accounted for as a pooling-of-interests. Chittenden and Vermont Financial have rescinded their respective share repurchase plans. The transaction is expected to close in the second quarter of 1999, following the receipt of all regulatory approvals, as well as approval of shareholders of each company. In connection with regulatory approvals, it is anticipated that Chittenden will be required to divest certain branches. In accordance with the merger agreement, Vermont Financial granted Chittenden an option to acquire under certain terms and conditions up to 19.9% of Vermont Financial's outstanding shares at $22.00 per share. The option was granted as an inducement to Chittenden's willingness to enter into the merger agreement.

Vermont Financial had total assets of $2.1 billion, deposits of $1.8 billion, and stockholders' equity of $215 million at September 30, 1998. It presently operates 64 banking offices in Vermont, southern New Hampshire, and western Massachusetts. It earned $13.9 million or $1.05 per share in the nine-month period ended September 30, 1998. Following completion of the transaction, Chittenden would have on a pro forma basis approximately $4.2 billion in assets (including $2.8 billion in loans), $3.6 billion in deposits, and stockholders' equity of $388 million.

In announcing the agreement, Paul A. Perrault, Chittenden's Chairman, President, and Chief Executive Officer said, "This transaction provides an excellent opportunity for Chittenden to greatly enhance shareholder returns in a classic in-market combination. We expect the transaction to provide significant cost savings resulting from more-
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CHITTENDEN CORPORATION TO ACQUIRE VERMONT FINANCIAL SERVICES CORP.
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economies of scale in the common product lines of Chittenden and Vermont
Financial. Customers of the combined organizations will benefit from the expanded and proven product lines and its greater capacity. The transaction provides for the retention of a strong Vermont-based banking company well positioned for further initiatives throughout the Northeast. It also provides more and better employment opportunities in Vermont as we continue adding customers outside Vermont. In the short-run, the transition will significantly enhance Chittenden's Vermont and western Massachusetts franchises while providing an entree into the southern New Hampshire market."

John D. Hashagen, Jr, President and Chief Executive Officer of Vermont Financial stated, "The combination of our two organizations will produce one of the strongest and most diversified New England-based commercial banking companies with the managerial and financial expertise to compete in our markets with much larger companies. The transaction provides Vermont Financial's shareholders with an excellent value for their holdings and allows them to continue their interest in a premier regional banking company. Customers can expect to continue receiving exemplary banking services and an expanded product offering."

Chittenden plans an analyst conference call for Thursday, December 17, 1998 at 11:00 A.M. EDT, to elaborate on the strategic rationale and financial implications of the transaction. The telephone number to call in the United States is (800) 865-4460, while the international number is (973) 633-1010. The access code is "Chittenden Bank." For a taped rebroadcast of the call that will be played continuously for 24 hours, the number in the United States is (888) 298-2145, or Internationally (402) 220-9158.

This press release contains certain forward looking statements with respect to the financial condition, results of operation and business of Chittenden Corporation following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the following possibilities: 1) expected cost savings from the merger cannot be fully realized or realized within the expected timeframes; 2) revenues following the merger are lower than expected or deposit attrition, required divestitures, operating costs or customer loss and business interruption following the merger may be greater than expected; 3) competitive pressures among financial services companies increase significantly; 4) costs of difficulties related to the integration of the businesses of Chittenden Corporation or Vermont Financial Services Corp. are greater than expected; 5) changes in the interest rate environment reduces interest margins; 6) general economic conditions, either internationally, nationally, or in the states in which the combined company will be doing business, are less favorable than expected; 7) changes may occur in the securities market; 8) technological changes (including "Year 2000" data systems compliance issues); and 9) legislation or regulatory changes adversely affect the business in which the combined company would be engaged.

Chittenden is a bank holding company headquartered in Burlington, Vermont, with total assets of $2.1 billion at September 30, 1998. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, and Flagship Bank and Trust Company. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; and investment and trust services to individuals, businesses, and the public sector. To find out more about Chittenden and its products, visit our web site at www.chittenden.com.